NUVEEN SELECT TAX-FREE INCOME PORTFOLIO N-14 8C/A

EXHIBIT 11

August 20, 2025

Nuveen Select Tax-Free Income Portfolio

333 West Wacker Drive

Chicago, Illinois 60606

RE: Nuveen Select Tax-Free Income Portfolio

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Select Tax-Free Income Portfolio, a Massachusetts business trust (the “Acquiring Fund”), in connection with the pre-effective amendment to the Acquiring Fund’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 20, 2025 (the “Registration Statement”), with respect to the Acquiring Fund’s common shares of beneficial interest, $.01 par value per share (the “Acquiring Fund Shares”), to be issued in exchange for the assets of Nuveen California Select Tax-Free Income Portfolio and Nuveen New York Select Tax-Free Income Portfolio, each, a Massachusetts business trust (each, a “Target Fund”), as described in the Registration Statement (each, a “Reorganization” and collectively, the “Reorganizations”). You have requested that we deliver this opinion to you in connection with the Acquiring Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)        a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

(b)       a copy of the Acquiring Fund’s Declaration of Trust, dated January 29, 1992, as filed with the Secretary of the Commonwealth of Massachusetts on January 30, 1992 and a copy of the amendment thereto, as filed with the Secretary of the Commonwealth of Massachusetts on August 24, 2004 (as so amended, the “Declaration”);

(c)       a certificate executed by the Secretary of the Acquiring Fund, certifying as to the Declaration, the Acquiring Fund’s By-Laws (the “By-Laws”), certain resolutions adopted by the Acquiring Fund’s Board of Trustees at a meeting held on [ ] 2025 (the “Resolutions”) and to certain other matters;

(d)        a printer's proof of the Registration Statement received on August 19, 2025; and

Nuveen Select Tax-Free Income Portfolio

August 20, 2025

(e)        a copy of the form of Agreement and Plan of Reorganization to be entered into by the Acquiring Fund and each Target Fund providing for (a) the acquisition by the Acquiring Fund of all of the assets and all of the liabilities of the Target Fund in exchange for the Acquiring Fund’s Shares, (b) the pro rata distribution of such Shares to the holders of the shares of the Target Fund and (c) the subsequent termination of the Target Fund, as included as Appendix A to the combined Joint Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (d) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion, with respect to each Reorganization, that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (d) above; (ii) the number of Acquiring Fund Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (e) above; (iv) the Agreement and Plan will have been approved by the requisite vote of the shareholders of the Target Fund and the Acquiring Fund as described in the Registration Statement; (v) the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; (vi) any other conditions, consents or approvals required for the Reorganization will have been met or received; (vii) the Declaration, the By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; and (viii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Acquiring Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “Act”), or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Acquiring Fund with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the combined Joint Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP